Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S‑8) pertaining to the Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan and 2012 Employee Stock Plan of our reports dated March 10, 2014, with respect to the consolidated financial statements and schedule of Autodesk, Inc. and the effectiveness of internal control over financial reporting of Autodesk Inc. included in its Annual Report (Form 10‑K) for the year ended January 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Francisco, California
March 10, 2014